EXHIBIT 99.10

THIRD AMENDMENT

TO THE

COOPER TIRE & RUBBER COMPANY

PRE-TAX SAVINGS PLAN (TEXARKANA)

(as amended and restated effective as of January 1, 2015)

Pursuant to the power of amendment reserved to Cooper Tire & Rubber Company (the “Company”) under the terms of Section 10.1 of the Cooper Tire & Rubber Company Pre-Tax Savings Plan (Texarkana) (as amended and restated effective as of January 1, 2015) (the “Plan”), the Plan is amended as provided herein.

WITNESSETH

WHEREAS, the Company desires to amend the Plan to: (i) allow eligible Employees at the Clarksdale, Mississippi location to make Elective Deferral Contributions; (ii) provide that Participants may elect to make Roth Elective Deferral Contributions; and (iii) make other clarifying amendments to the Plan; and

WHEREAS, this Third Amendment is deemed to be ministerial in nature because it amends the Plan to implement the terms of one or more collective bargaining agreements and to make other clarifying revisions that are not substantive; and

WHEREAS, the Benefit Plan Administrative Committee has reviewed this Third Amendment, and has approved its adoption by an officer of the Company.

NOW THEREFORE, the Plan is hereby amended as follows:

(1)      The first paragraph of Section 1.1 of the Plan is amended and restated in its entirety to read as follows:

1.1.    Account means the Participant’s share of the Plan Fund. Separate accounting records are kept for those parts of his Account resulting from:

(a)      Pre-tax Elective Deferral Contributions

(b)      Roth Elective Deferral Contributions

(c)      Company Contributions

(d)      Restricted Access Company Contributions

(e)      Rollover Contributions

(f)      Cash dividends paid on shares of Cooper Tire Securities credited to the account maintained to reflect Contributions (with a separate dividend source account for each such type of contributions) that are initially reinvested in Cooper Tire Securities at the election of the Participant.

(2)        The Plan is amended by adding a new Section 1.23A to read as follows:

1.23A.  Designated Roth Account means the portion of a Participant’s Account resulting from Roth Elective Deferral Contributions, and the portion of a Rollover Contribution from a designated Roth account under another plan and the respective earnings thereon. The Designated Roth Account shall be record kept in a manner that satisfies the separate accounting requirements of section 1.401(k)-1(f) of the regulations.

(3)      The first paragraph of Section 1.30 of the Plan is amended and restated in its entirety to read as follows:

1.30.    Elective Deferral Contributions mean Employer Contributions made in accordance with either an Elective Deferral Agreement or the terms of an automatic contribution arrangement. Elective Deferral Contributions means Pre-tax Elective Deferral Contributions and Roth Elective Deferral Contributions, unless the context clearly indicates only one is meant. Elective Deferral Contributions shall be 100 percent vested and subject to the distribution restrictions of Code Section 401(k) when made.

(4)      Section 1.32 of the Plan is amended by deleting the last sentence.

(5)      Section 1.34 of the Plan is amended by adding the following sentence at the end of the section:

“If any portion of an Eligible Rollover Distribution is attributable to payments or distributions from a Designated Roth Account, an Eligible Retirement Plan with respect to such portion shall include only (i) another designated Roth account of the individual from whose Account the payments or distributions were made or (ii) a Roth IRA of such individual”

(6)    Section 1.35 of the Plan is amended by adding the following sentence to the end of the first paragraph:

“For purposes of the $200 rule, a distribution from a Designated Roth Account and a distribution from other accounts under the Plan shall be treated as made under separate plans.”

(7)        Section 3.1(c)(i) of the Plan is amended and restated in its entirety to read as follows:

(i)    The Participant shall be provided a notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions. The notice shall also explain his right to designate all or any portion of his Elective Deferral Contributions as Roth Elective Deferral Contributions. The notice shall include the procedure for exercising that right and the timing for implementing any such election. The Participant shall be given a reasonable period thereafter to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions.

(8)        Section 3.1(c)(ii) of the Plan is amended and restated in its entirety to read as follows:

(ii)    Each Active Participant affected by the automatic election shall be provided an annual notice that explains the automatic election and his right to elect a different rate of Elective Deferral Contributions or to elect not to make Elective Deferral Contributions, or to designate all or any portion of his Elective Deferral Contributions as Roth Elective Deferral Contributions. The notice shall include the procedure for exercising those rights and the timing for implementing any such elections.

(9)      Section 3.1(d) of the Plan is amended and restated in its entirety to read as follows:

(d)    Eligible Employees at the Clarksdale, Mississippi location shall not be allowed to make Elective Deferral Contributions prior to July 1, 2019.

(10)    Section 3.1 of the Plan is amended by adding a new Subsection (g) to read as follows:

(g)    Effective for the first pay period beginning on or after July 1, 2019, a Participant may elect to designate all or any portion of his future Elective Deferral Contributions, whether made as an automatic contribution or pursuant to an Elective Deferral Agreement, as Roth Elective Deferral Contributions.

(11)    The first sentence of Section 3.5 of the Plan is amended and restated in its entirety to read as follows:

“A Rollover Contribution may be made by an Eligible Employee or an Inactive Participant, and credited to his Account, if the conditions in this section are met.”

(12)    Section 3.5(a) of the Plan is amended and restated in its entirety to read as follows:

(a)    The Contribution is a Participant Rollover Contribution or a direct rollover of an Eligible Rollover Distribution made from the types of plans and types of contributions specified below.

(i)    Direct Rollovers. The Plan will accept a direct rollover of an Eligible Rollover Distribution from a qualified plan described in Code Section 401(a) or 403(a), including after-tax employee contributions and including any portion of a designated Roth account.

(ii)    Participant Rollover Contributions from Other Plans. The Plan will accept a Participant contribution of an Eligible Rollover Distribution from a qualified plan described in Code Section 401(a) or 403(a), excluding after-tax employee contributions and including distributions of a designated Roth account only to the extent such amount would otherwise be includible in a Participant’s gross income.

(13)      Section 3.5(h) of the Plan is amended and restated in its entirety to read as follows:

(h)    Separate accounting records shall be maintained for those parts of his Rollover Contributions consisting of (i) voluntary contributions which were deducted from the Participant’s gross income for Federal income tax purposes, (ii) after-tax employee contributions, including the portion that would not have been includible in the Participant’s gross income if the contributions were not rolled over into this Plan, and (iii) any portion of a designated Roth account, including the portion that would not have been includible in the Participant’s gross income if the contributions were not rolled over into this Plan.

(14)      Section 5.2(c) of the Plan is amended and restated in its entirety to read as follows:

(c)    The portion of the Participant’s Account held in the Cooper Tire Securities Fund shall be subject to diversification as required under Code Section 401(a)(35) through the Participant’s investment direction authority under Section 5.1 and as set forth in this Subsection.

(i)    A Participant (including for purposes of this section an alternate payee who has an account under the Plan with respect to such Participant or a deceased Participant’s beneficiary), whose Account is fully or partially held in the Cooper Tire Securities Fund shall be offered the opportunity to elect to divest from the Cooper Tire Securities and reinvest an equivalent amount in other investment options.

(ii)    The Plan shall provide at least three Investment options (other than employer securities) to Participants described in this Subsection. Each such investment option shall be diversified and have materially different risk and return characteristics. Periodic reasonable divestment and reinvestment opportunities must be provided at least quarterly. Except as provided in sections 1.401(a)(35)-

1(e)(2) and (3) of the Treasury Regulations, restrictions (either direct or indirect) or conditions will not be imposed on the investment of publicly traded employer securities if such restrictions or conditions are not imposed on the investment of other Plan assets.

(15)     Section 7.6 of the Plan is amended and restated in its entirety to read as follows:

7.6.      Direct Rollovers

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(a)    In the event of a Mandatory Distribution of an Eligible Rollover Distribution greater than $1,000 in accordance with Section 6.8 (Small Amounts), if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a Direct Rollover or to receive the distribution directly, the Plan Administrator will pay the distribution in a Direct Rollover to an individual retirement plan designated by the Plan Administrator.

(b)    For purposes of determining whether a Mandatory Distribution is greater than $1,000, a Designated Roth Account and all other accounts under the Plan shall be treated as accounts held under two separate plans and shall not be combined.

(c)    In the event of any other Eligible Rollover Distribution to a Distributee in accordance with Section 6.8, if the Distributee does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover or to receive the distribution directly, the Plan Administrator will pay the distribution to the Distributee.

(16)     Section 8.1 of the Plan is amended and restated in its entirety to read as follows:

8.1.      Application

The provisions of this Article shall apply to the Participant’s Vested Account resulting from Restricted Access Contributions if such portion of the Vested Account equals or exceeds $10,000.

IN WITNESS WHEREOF, Cooper Tire & Rubber Company has caused this Third Amendment to the Plan to be executed this 4th day of June, 2019.

COOPER TIRE & RUBBER COMPANY

By:	/s/ Christopher J. Eperjesy

Title:	Senior Vice President &
Chief Financial Officer